EXHIBIT 99.1

CHARYS FINALIZES ACQUISITION OF

COMPLETE TOWER SOURCES INC.

ATLANTA (February 27, 2007) - Charys Holding Company, Inc. (“Charys”) (OTCBB: CHYS), a leader in remediation and reconstruction, and in wireless communications and data infrastructure, announced today that it has finalized its acquisition of Complete Tower Sources Inc. (“CTSI”), an acquisition that was first announced on June 20, 2006.  The purchase price was $77.4 million in cash and stock.  CTSI, located in Lafayette, Louisiana, is the largest component of Charys’ wireless communications and data infrastructure segment. With operating revenues of over $41 million, it has 75 employees, and will be headed by Carrol Castille, President.

Charys Chairman & CEO Billy V Ray, Jr, commented, “The purchase of CTSI, with the addition of Carrol Castille, will be very important to our plans because it will enable us to centralize a significant portion of our wireless communications and data infrastructure business.  Carrol will lead our integration efforts and head this line of business as a key member of our executive team.  We believe that this integration will lower our costs and increase our top line revenue. The entire CTSI team is a strong addition to the Charys family.”

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based upon Charys’ current expectations and speak only as of the date hereof.  Actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including uncertainties as to the nature of the industry, including changing customer demand, the impact of competitive products and pricing, dependence on existing management and general economic conditions.  Charys’ Annual Report on Form 10-KSB, recent and forthcoming Quarterly Reports on Form 10-QSB, recent Current Reports on Form 8-K and other SEC filings discuss some of the important risk factors that may affect Charys’ business, results of operations and financial condition.  Management undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

About Charys Holding Company, Inc.

Headquartered in Atlanta, Georgia, Charys Holding Company, Inc. (OTC Bulletin Board: CHYS.OB) is a publicly traded company focusing on two primary business lines; remediation and reconstruction, and wireless communications and data infrastructure.

NOTE: The names of actual companies and products mentioned herein may be the trademarks of their respective owners.

Contact:

Charys Holding Company, Inc.

Main Phone: 678-443-2300

Fax: 678-443-2320

irdept@charys.com

or

Corporate Evolutions, Inc.

Investor Relations:

Fred Lande, 516-482-6565

Fax: 516-482-6099

info@corporateevolutions.com